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EXHIBIT 10.15

UNITED STATES PATENT APPLICATION NO. 07/397707

SUBLICENSE AGREEMENT REGARDING TRANSGENIC ANIMALS

This Agreement is made this 1st day of January, 1991, by and between GenPharm International, Inc., a company duly organized and existing under the laws of the State of California, with its principal offices at 2375 Garcia Avenue, Mountain View, CA 94043 (hereinafter referred to as “Sublicensor”), and DNX, Inc., a company duly formed and existing under the laws of the State of Ohio, with its principal offices at 303B College Road East, Princeton Forrestal Center, Princeton, New Jersey 08540 (hereinafter referred to as “Sublicensee”);

WITNESSETH:

WHEREAS, Sublicensor, pursuant to the terms of its License Agreement with the University of Utah, is an exclusive licensee, subject only to the reserved research rights of the University of Utah and the statutory rights of the United States as per earlier contracts with the National Institutes of Health, of United States Patent Application Serial No. 07/397707 pertaining to a method of obtaining non-human organisms containing pre-determined genomic modifications of the genetic material contained in such organisms, and has the full right to sublicense that patent application and any patent or patents which issue therefrom;

WHEREAS, Sublicensor desires to sublicense United States Patent Application Serial No. 07/397707 to Sublicensee,

and Sublicensee desires to accept such sublicense upon the terms and conditions set forth herein; and

WHEREAS, Sublicensor and Sublicensee are entering into a separate sublicense, simultaneously herewith and in mutual consideration for Sublicensor and Sublicensee entering into this Agreement, which separate sublicense pertains to Sublicensee’s United States Letters Patent No. 4,873,191;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth the parties hereto hereby agree as follows:

1. DEFINITIONS.

(a) “Party” shall mean Sublicensor or Sublicensee and when used in plural shall mean Sublicensor and Sublicensee.

(b) “Affiliate” or “Affiliates” shall mean, with respect to any entity, any entity that controls, is controlled by or is under common control with such entity; and “control” for purposes of this definition shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, “control” shall mean the direct or indirect ownership of equal to or more than fifty percent (50%) of the outstanding voting stock.

(c) The “707 Patent Rights” shall mean United States Patent Application Serial No. 07/397707, filed August 22, 1989, and any and all continuation, continuation-in-part or divisional applications thereof; any parent applications thereof and any applications which derive from any such parent applications; any patents which issue from any of the aforementioned applications; any foreign counterparts of any of the aforementioned patents and patent applications; and any extensions or reissues of any of the above.

(d) “Patented Technology” shall mean any and all products, processes or methods which are covered by one or more pending or issued claims of the ‘707 Patent Rights that have not been held invalid by a court of competent jurisdiction, or that have not been fully and finally rejected in the Patent Office without right of further appeal.

(e) “Transgenic Animal” shall mean any non-human mammal developed by, through or with the use of the Patented Technology, including, without limitation, any descendent of such mammal which has inherited genetic material which was originally transferred to an ancestor by use of the Patented Technology, and any zygotes or embryos, or cells or tissues of or derived from such mammal or descendent.

(f) “Transgenic Bovine” shall mean Transgenic Animals of the bovine family.

(g) “Transgenic Product” shall mean Transgenic Animals and any products produced, recovered or derived from, through or with the use of Transgenic Animals and shall include, for example, products produced or recovered from a transgenic production system. For purposes of this definition, “transgenic production system” shall mean a Transgenic Animal which is used to produce at a commercial scale an economic product that is recovered from the Transgenic Animal, or any cells, tissue, or fluid of or derived from the Transgenic Animal (including, without limitation, its milk, mammary cells and tissue, urine, or hematopoetic cells, tissues, and fluids) whether or not recovery and use of the product in commerce involves or requires further processing, culturing, purification, manipulation, formulation, or other such steps.

(h) “Transgenic Bovine Product” shall mean, in addition to Transgenic Bovine, any Transgenic Product produced, recovered or derived from, through or with the use of Transgenic Bovine.

(i) “Transgenic Contract Service” shall mean use of the Patented Technology for or in connection with a contract research, development or testing activity on a fee-for-service basis for third parties, such as, for example, use of the Patented Technology in a contract research service pursuant to which genes are inserted into mammalian cells for third parties and such cells are then returned to such third parties, or use of a Transgenic Animal in a contract testing or screening service for third parties.

(j) “Net Sales” shall mean the gross receipts of Sublicensee and/or its Affiliates from any sale, license, sublicense, rental agreement, lease or transfer of Transgenic Animals or other Transgenic Products, or Transgenic Contract Services, as well as all amounts received by Sublicensee and/or its Affiliates pursuant to any sublicenses of the Patented Technology (including any royalties, fees or other revenues or consideration thereby received), but shall not include the following: (i) Collaborative Research and Development Payments, (ii) receipts from intercompany sales transactions as between or among Sublicensee and/or its Affiliates (the eventual, initial sale to a third party being used for purposes of determining the amount of Net Sales hereunder); (iii) any common carrier charge for transportation of any Transgenic Animal or other Transgenic Product to the extent included in the invoice price as a separately stated charge; (iv) credit given or allowance made by Sublicensee and/or its Affiliates on account of returns, replacements, defects or the renegotiation of the invoice price for the product or service sold; (v) any sales, excise, use or ad valorem taxes and any direct governmental charges assessed on the manufacture, sale or delivery of any Transgenic Animal, other Transgenic Product or Transgenic Contract Service to the extent that such taxes and/or charges are included in such invoice as a separately stated charge; and (vi) any insurance, packing charges, rate discounts, normal customary and trade, cash and quantity discounts actually allowed, or commissions paid to agents to the extent that they are separately stated in the invoice; provided, however, that the amount excluded from Net Sales under clauses (iii), (iv) and (vi) shall not exceed, in the aggregate, 5% of the gross receipts from such sales. Transgenic Animals and other Transgenic Products are considered sold or leased hereunder when billed out or, if not billed out, when shipped or mailed or otherwise delivered, or when paid for if not billed out but paid for before delivery. Transgenic

Services are considered sold hereunder when billed out or, if not billed out, when performed, or when paid for if not billed out but paid for before performance.

(k) “Collaborative Research and Development Payments” shall mean amounts paid by a third party to Sublicensee for Sublicensee to conduct (by itself or jointly) research and development to develop a Transgenic Animal or Transgenic Product pursuant to a joint venture with Sublicensee, or pursuant to a written joint research or development agreement between Sublicensee and such third party. The term “Collaborative Research and Development Payments” shall not include any consideration included within the definition of Net Sales that is received from such third party or joint venture for the Transgenic Animals or Transgenic Products so developed or for the use thereof or for rights in or a license thereto. Collabrative Research and Development Payments shall include, for example, “up front” or option payments, provided that no Transgenic Animals or other Transgenic Products are transferred without further payment. In the event that an apparent conflict arises as to whether a payment by a third party constitutes a Collaborative Research and Development Payment (as opposed to a Net Sale pursuant to provision of Transgenic Contract Services), the Parties shall use their best efforts to resolve any such apparent conflict amicably and shall interpret the definition of “Collaborative Research and Development Payments” in a manner consistent with industry practice and custom for this type of payment.

2. GRANT OF SUBLICENSE.

(a) The Grant. Subject to the fulfillment by Sublicensee of all the terms and conditions of this Agreement, Sublicensor hereby grants to Sublicensee and Sublicensee hereby accepts a non-exclusive, non-transferable, worldwide sublicense under the ‘707 Patent Rights to make, have made, use and sell Transgenic Products, including Transgenic Animals, other than Transgenic Bovine and Transgenic Bovine Products, without the right to grant further sublicenses except to Affiliates of Sublicensee and except as provided below in subpart (b).

(b) Further Sublicense. Sublicensor agrees that Sublicensee may sublicense third parties to breed Transgenic Animals developed by Sublicensee pursuant to subpart (a) of this Section 2 and to use and sell Transgenic Animals so bred. Sublicensee may also sublicense third parties to use Transgenic Animals so bred to make other Transgenic Products and to use and sell Transgenic Products so made. This provision shall not be construed as granting the right to sublicense third parties to use the methods and processes claimed in the ‘707 Patent Rights.

3. AGREEMENT REGARDING ‘191 PATENT.

As mutual consideration for the parties entering into this Agreement, the parties hereto agree to enter into the sublicense agreement attached hereto as Exhibit A, pertaining to Sublicensee’s United States Letters Patent No. 4,873,191 (the “ ‘191 Patent”).

4. FEES.

(a) Sublicense Issue Fee. On the effective date hereof, Sublicensee shall pay to Sublicensor a non-refundable,

non-creditable sublicense issue fee of ***. Upon issuance of a valid United States patent based on and having substantially the same claims as presently pending United States Patent Application Serial No. 07/397707, Sublicensee shall pay an additional, non-refundable, non-creditable sublicense issue fee of ***.

(b) Annual Fee. On or before each anniversary of the date of this Agreement during the life of this Agreement, Sublicensee shall pay to Sublicensor an annual fee of ***. Upon issuance of a valid United States patent based on and having substantially the same claims as presently pending United States Patent Application Serial No. 07/397707, the annual fee due on each anniversary of the date of this Agreement following the issue date of such patent during the life of this Agreement shall be ***. Each annual fee shall be creditable against any earned royalties which accrue at any time under this Agreement.

(c) Prorated Annual Fee. The annual fee for the year during which the ‘707 Patent Rights expire shall be prorated to exclude the portion of the annual fee which corresponds to the portion of the year following the date of expiration of the ‘707 Patent Rights.

(d) FDA Approval Fee. Sublicensee shall pay to Sublicensor an FDA Approval Fee of *** for each Transgenic Product which constitutes, in whole or in part, a pharmaceutical and for which approval for commercial production is obtained from the Food and Drug Administration (the “FDA”). For each such Transgenic Product, the FDA Approval Fee shall be due

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exactly one year from the date on which FDA approval is obtained for the Transgenic Product. FDA Approval Fees shall not be creditable against any other fees or earned royalties. As used in this provision, the term “pharmaceutical” shall not be construed, in any event, as including food products or nutritional ingredients (such as human milk proteins) for which approval is obtained from the FDA.

(e) Patent Fees and Costs. Sublicensor shall bear responsibility for all costs and fees for the filing, prosecution and maintenance of the ‘707 Patent Rights.

5. ROYALTIES.

(a) Royalty Amounts. Sublicensee shall pay to Sublicensor earned royalties as follows:

(i)	a royalty of *** of the first *** of Net Sales for each calendar year under this Agreement;

(ii)	a royalty of *** of Net Sales over *** for each calendar year under this Agreement;

(iii)	a royalty of *** of Net Sales over *** for each calendar year under this Agreement; and

(iv)	a royalty of *** of Net Sales over *** for each calendar year under this Agreement.

The above-listed royalty rates shall be increased to *** respectively, upon issuance of a valid United States patent based on and having

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substantially the same claims as presently pending United States Patent Application Serial No. 07/397707, and such increased royalty rates shall be applicable to royalty payments which accrue on or after the issue date of such patent. Royalty payments shall accrue under this Agreement when Transgenic Products or Transgenic Contract Services are sold or leased by Sublicensee (and/or any Affiliates of Sublicensee) to a third party, or, if Transgenic Products or Transgenic Contract Services are not sold or leased but are the subject of a sublicense or other such agreement between Sublicensee (and/or any Affiliates of Sublicensee) and a third party, when any royalties or other such revenues are received by Sublicensee or any of its Affiliates for such products.

(b) Payment Schedule. Sublicensee shall make royalty payments for all accrued royalties hereunder for each calendar quarter during the term of this Agreement. Such royalty payments shall be made within thirty (30) days after the close of the calendar quarter to which the payment pertains.

(c) Statements. Sublicensee shall render to Sublicensor written statements setting forth the calculation of Net Sales for each Transgenic Animal, other Transgenic Product or Transgenic Contract Service subject to royalties pursuant to this Agreement, and which also set forth the number, or quantity, and description of the Transgenic Animals, other Transgenic Products or Transgenic Contract Services for which Net Sales are obtained and the calculation of any royalty payments due to Sublicensor. Such statements shall be rendered quarterly, commencing with the first quarter in which any Net Sales are obtained for any Transgenic Animals, other Transgenic Products or Transgenic Contract Services. Each statement shall be rendered within thirty (30) days after the close of the period to which the statement relates.

(d) Inspections. Sublicensor shall have the right to inspect and examine the books and records of Sublicensee, and the books and records of Sublicensee’s Affiliates, relating to any Net Sales of Transgenic Animals, other Transgenic Products or Transgenic Contract Services. Inspections pursuant to this subpart (d) shall be made no more frequently than annually upon reasonable notice to Sublicensee, shall be made during regular business hours and without undue interruption of the operations of Sublicensee or its Affiliates, and shall be performed only by an independent auditing firm of internationally recognized standing or otherwise reasonably acceptable to Sublicensee. Inspection of the books and records relating to a statement shall be solely for the purpose of verifying the accuracy of such statement and the determination of Net Sales for Transgenic Animals, other Transgenic Products or Transgenic Contract Services. The cost of such inspections shall be borne by Sublicensor; provided, however, that if the results of any inspection reveal that books and records were not kept according to this Agreement, or that an underpayment of at least 5% in any quarterly period has occurred, all expenses for such inspection shall be borne by Sublicensee alone. Sublicensor shall obtain the written agreement of each person performing any such inspection for Sublicensor not to disclose to Sublicensor or to any other persons or use any information contained in such books and records except for the purposes of enabling Sublicensor to enforce its rights under this Agreement. Any person performing such inspection shall agree as a precondition to performing any audit hereunder to execute a confidentiality agreement containing terms reasonably acceptable to Sublicensee.

6. LIABILITY AND INDEMNIFICATION.

Sublicensee shall defend, indemnify and hold Sublicensor harmless against any and all liability, damage, loss, cost or expense resulting from any claim, suit or other action arising out of or based on or resulting from Sublicensee’s (or any Affiliate’s) use of the Patented Technology or use or sale of Transgenic Animals, other Transgenic Products or Transgenic Contract Services; provided, however, that upon the filing of any such claim or suit against Sublicensor, Sublicensor shall promptly notify Sublicensee and permit Sublicensee, at Sublicensee’s cost, to handle and control such claim or suit and shall cooperate in the defense thereof.

7. PATENT INFRINGEMENT.

(a) Notification of Infringement. Sublicensee shall notify Sublicensor of any infringement by third parties of the ‘707 Patent Rights and shall provide Sublicensor with the available non-confidential evidence, if any, of such infringement.

(b) Enforcement of Licensed Patents. Sublicensor shall retain the sole right, at its sole discretion, to enforce the ‘707 Patent Rights against third party infringers.

(c) No Warranty of Non-Infringement. Nothing in this Agreement shall be construed as a representation made or warranty given by Sublicensor that the practice by Sublicensee of the license granted hereunder will not infringe the patent rights of any third party.

8. TERM AND TERMINATION.

(a) Term. This Agreement shall come into full force and effect as of its effective date and, unless earlier terminated, shall continue in full force and effect for the life of the ‘707 Patent Rights.

(b) Termination for Breach. Sublicensor shall have the right to terminate this Agreement and the sublicense granted hereunder upon thirty (30) days’ written notice to Sublicensee for Sublicensee’s material breach of this Agreement if Sublicensee has failed to cure such breach within thirty (30) days of notice thereof. As used herein, the term “material breach” shall include, but is not limited to, any use or exploitation by Sublicensee of the Patented Technology not in accordance with the sublicense Grant provided in Section 2 above.

(c) Termination at Sublicensee’s Option. At any time after the fifth anniversary of the date of this Agreement, Sublicensee, at its option, may terminate this Agreement and the sublicense granted hereunder, by providing written notice to Sublicensor. In the alternative, Sublicensee may terminate this Agreement on the fifth anniversary of the date of this Agreement, or on the anniversary of the date of this Agreement in any subsequent year, by declining to pay the annual fee on or before the due date thereof, and, if so terminated, Sublicensee shall not be obligated to pay the annual fee which otherwise would have been due.

(d) Insolvency. If, at any time, either Party shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of the Party or of its assets, or if either Party proposes a written agreement of composition or extension of its debts, or if either Party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if either Party shall propose or be a Party to any dissolution or liquidation, or if either Party shall make an assignment for the benefit of creditors, then, in the event of any of the above, the other Party shall have the right to terminate this Agreement.

(e) Effect of Termination. Termination of this Agreement in whole or in part for any reason shall not relieve Sublicensee of its obligations to pay all fees and royalties that shall have accrued or become due hereunder prior to the effective date of termination.

9. NO TRADEMARK OR TRADE NAME SUBLICENSE.

Nothing contained herein shall be construed to grant either Party the right to use, for advertising, publicity or other commercial purposes, the name or any trade name or trademark, or contraction, abbreviation or simulation thereof, of the other Party. Notwithstanding the terms of this Section 9, the Parties shall be permitted to publicize this Agreement and to notify the public, by press release or otherwise, of the fact that the Parties have entered into this Agreement and the terms hereof; provided, however, that the Party issuing the press release or otherwise shall provide a copy thereof to the other Party at least fifteen (15) days prior to the intended date of publication and shall provide the other Party an opportunity to comment on the press release or otherwise.

10. LIMITATION ON ASSIGNMENT BY SUBLICENSEE.

Neither this Agreement nor any interests hereunder shall be assignable by Sublicensee without the written consent of Sublicensor; provided, however, that Sublicensee may assign this Agreement to any corporation or entity with which it may merge or consolidate, or to which it may transfer substantially all of its assets or all of its assets to which this Agreement relates without obtaining the consent of the Sublicensor. Prior to the execution of any assignment by Sublicensee pursuant to this paragraph, Sublicensee shall notify Sublicensor in writing of Sublicensee’s intent to enter into such assignment, and, upon execution thereof, shall provide Sublicensor with a copy of such assignment.

11. SUBLICENSOR’S RIGHT OF ASSIGNMENT.

Sublicensor shall have the right and power to assign this Agreement to any Affiliates of Sublicensor or to any third parties, including the right and power to assign to the University of Utah all rights, title and interest of Sublicensor in, to and under this Agreement. In the event of assignment by Sublicensor, the assignee of Sublicensor shall be subrogated to the rights and liabilities of Sublicensor under this Agreement.

12. APPLICABLE LAW.

This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the state of California as applied to contracts made and to be performed entirely within California, and in accordance with the laws of the United States of America.

13. JURISDICTION.

If any dispute arises in connection with the interpretation of and/or performance under this Agreement; it is expressly understood and agreed by the Parties hereto that they do hereby submit to and shall be subject to the jurisdiction of the appropriate federal and/or state courts located in the State of California in the United States of America.

14. RELATIONSHIP OF THE PARTIES.

Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.

15. FURTHER ACTS AND INSTRUMENTS.

Each Party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

16. ENTIRE AGREEMENT.

This Agreement constitutes and contains the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof. This Agreement may be amended or modified or one or more provisions thereof waived only by a written instrument signed by the Parties.

17. SEVERABILITY.

In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss what steps should be taken to remedy the situation; elsewhere, this Agreement shall not be affected.

18. CAPTIONS.

The captions to this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

19. DISCLAIMER OF WARRANTIES.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR PATENT VALIDITY.

20. CONFIDENTIALITY.

The terms of this Agreement are confidential, and, accordingly, the Parties shall maintain the terms of this Agreement in confidence and shall not disclose such terms to third parties, except as provided in Section 9 above. To the extent that other confidential information or material is exchanged or disclosed by either Party pursuant to or in the course of this Agreement, such exchange or disclosure shall be in writing (or promptly confirmed in writing if initially made by other means). The Party receiving such confidential information or material shall not disclose or deliver such information or material to any third parties and shall use such information or material solely for purposes of conducting activities under this Agreement. For a period of five (5) years following termination of this Agreement, all such confidential information and material shall remain subject to the obligation of confidentiality set forth herein and shall not be used by the Party receiving such confidential information. This confidentiality provision shall not be applicable to information or material which (a) is already part of the public domain at the time of disclosure or exchange or thereafter becomes part of the public domain otherwise than by breach of this confidentiality obligation; (b) the receiving party can show by competent proof had already come into its possession without violation of this confidentiality obligation at the time of disclosure or exchange; or (c) is communicated without binder of confidentiality by a third party which did not receive the same directly or indirectly from either party or from any other party under binder of confidentiality.

21. NOTICES.

Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by telex, telecopier, telegraph or deposited in the mail, postage prepaid, for mailing by first class, certified or registered mail, return receipt requested, addressed as follows:

If to Sublicensor, addressed to:

GenPharm International, Inc.

2375 Garcia Avenue

Mountain View, California 94043

Attention: President

If to Sublicensee, addressed to:

DNX, Inc.

303B College Road East

Princeton Forrestal Center

Princeton, New Jersey 08540

Attention: Executive Vice President

or to such other address or addresses as may be specified from time to time in a written notice.

IN WITNESS WHEREOF, Sublicensor and Sublicensee have caused this Agreement to be executed by their duly authorized representatives.

GENPHARM INTERNATIONAL, INC.

By:	/s/ Jonathan MacQuitty

Name:	Jonathan J. MacQuitty
Title:	President
Date:

DNX, INC.

By:	/s/ Steven H. Holtzman

Name:	Steven H. Holtzman
Title:	Executive Vice President
Date:	11/8/90

August 21, 1991

3368D

[GRAPHIC]

Jonathan J. MacQuitty, Ph.D.

President

GenPharm International, Inc.

2375 Garcia Avenue

Mountain View, California 94043

Re:	United States Patent No. 4,873,191

Sublicense Agreement Regarding Transgenic Animals

and

United States Patent Application No. 07/397707

Sublicense Agreement Regarding Transgenic Animals

Dear Jonathan:

You and I have previously discussed the possibility of modifying the ‘191 Patent Sublicense Agreement. In particular, we have discussed the possibility of providing a second set of earned royalty rates, somewhat lower than those presently recited in Section 5 of the Agreement, which would apply to Net Sales of Transgenic Animals, other Transgenic Products or Transgenic Contract Services that stem from use of the Patented Technology prior to the issuance of United States Patent No. 4,873,191 on October 10, 1989. Under the present terms of the Agreement, the earned royalty rates set forth in Section 5 are to be applied without regard to whether the Net Sale is a consequence of a use of the Patented Technology prior to the issuance of the ‘191 patent.

A version of a two-tiered structure for earned royalty rates is presently used in the ‘707 Patent Rights Sublicense Agreement, under which the earned royalty rates are set at a lower level until a patent based on the ‘707 patent application is actually issued. However, after a patent based on the ‘707 patent application is issued, the higher-level royalty rates apply, even if the Transgenic Animals, other Transgenic Products or Transgenic Contract Services stem from the use of the Patented Technology prior to issuance of a patent based on the ‘707 patent application.

Jonathan J. MacQuitty, Ph.D.

August 21, 1991

DNX is agreeable to modifying the ‘191 Patent Sublicense Agreement in the manner discussed above so long as the ‘707 Patent Rights Sublicense Agreement is also modified to provide that even after a patent based on the ‘707 patent application issues, the lower-level royalty rates shall apply when the Transgenic Animals, other Transgenic Products or Transgenic Contract Services are a consequence of a use of the Patented Technology prior to issuance of a patent based on the ‘707 patent application.

Therefore, DNX proposes that the following provision be added to the ‘191 Patent Sublicense Agreement:

22. Modification of Earned Royalty Rates. If a Transgenic Animal or other Transgenic Product that is the subject of a Net Sale hereunder is bred, produced, recovered, derived or descended from a Transgenic Animal that was made or developed prior to October 10, 1989 (and that has not been modified or further developed by a use, after October 10, 1989, of any process or method claimed in the ‘191 Patent), or if a Transgenic Contract Service that is the subject of a Net Sale hereunder is performed using a Transgenic Animal that is descended from a Transgenic Animal that was made or developed prior to October 10, 1989 (and that has not been modified or further developed by a use, after October 10, 1989, of any process or method claimed in the ‘191 Patent), the royalty rates set forth in subpart (a) of Section 5 for such Net Sales shall be decreased to *** respectively. It is understood that, in any event, this Section 22 shall not be applicable to Net Sales of Transgenic Animals, other Transgenic Products or Transgenic Contract Services that involve or are produced in whole or in part from the use, after October 10, 1989, of genetic transformation methods or processes claimed in the ‘191 Patent.

In conjunction with the foregoing amendment to the ‘191 Patent Sublicense Agreement, and as consideration therefor, DNX proposes that the following provision be added to the ‘707 Patent Rights Sublicense Agreement:

22. Modification of Earned Royalty Rates. After issuance of a valid United States patent based on and having substantially the same claims as presently pending United States Patent

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Jonathan J. MacQuitty, Ph.D.

August 21, 1991

Application Serial No. 07/397707 (hereinafter, such patent being referred to as the “ ‘707 patent”), if a Transgenic Animal or other Transgenic Product that is the subject of a Net Sale hereunder is bred, produced, recovered, derived or descended from a Transgenic Animal that was made or developed prior to issuance of the ‘707 patent (and that has not been modified or further developed by a use, after issuance of such patent, of any process or method claimed in the ‘707 patent), or if a Transgenic Contract Service that is the subject of a Net Sale hereunder is performed using a Transgenic Animal that is descended from a Transgenic Animal that was made or developed prior to issuance of the ‘707 patent (and that has not been modified or further developed by a use, after issuance of such patent, of any process or method claimed in the ‘707 patent), the royalty rates of *** as set forth in subpart (a) of Section 5, shall be applied to such Net Sales. It is understood that, in any event, this Section 22 shall not be applicable to Net Sales of Transgenic Animals, other Transgenic Products or Transgenic Contract Services that involve or are produced in whole or in part from the use, after issuance of the ‘707 patent, of genetic transformation methods or processes claimed in such patent.

Notwithstanding the foregoing amendments, the ‘191 Patent Sublicense Agreement and the ‘707 Patent Rights Sublicense Agreement remain in full force and effect and are modified only to the extent provided by the addition of the respective sections set forth above.

If these amendments are acceptable to GenPharm, please execute both copies of this letter agreement and return one executed copy to DNX in the enclosed envelope.

If you have any questions or desire further clarification with regard to this matter, please do not hesitate to contact me at (609) 520-0300.

Sincerely,

/s/ Jonathan MacQuitty	/s/ Steven H. Holtzman / by CTG as attorney-in-fact

Jonathan J. MacQuitty President GenPharm International, Inc.	Steven H. Holtzman Executive Vice President DNX, Inc.

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